                                                                    EXHIBIT 99.2

                            [DATAMONITOR LETTERHEAD]



September 10, 1999

To Whom It May Concern:

We have reviewed the information in the section entitled "Business" as provided by Ashford.com, Inc. in its Form S-1 Registration Statement, filed August 24, 1999, and as may be amended from time to time ("S-1 Filing"). In particular, we have reviewed the information regarding the luxury goods market, and it is consistent with our research. We hereby consent to having our findings summarized by Ashford.com Inc. in its S-1 Filing.

Respectively submitted,

DataMonitor

By: /s/ JOSEPH A. DEMAREST
    ----------------------------------
        Joseph A. Demarest
        Human Resources Assistant